Exhibit 99.2

CONSENT OF PIPER JAFFRAY & CO.

Board of Directors
Merchants Bancshares, Inc.
275 Kennedy Drive

South Burlington, VT 05403

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated October 22, 2016, to the Board of Directors of Merchants Bancshares, Inc., a Delaware corporation (the “Company”), as Annex B to the proxy statement/prospectus contained in that certain Registration Statement of Community Bank System, Inc., a Delaware corporation (“Community Bank System”), on Form S-4, as amended by Amendment No. 1 to Form S-4 (the “Registration Statement”) relating to the proposed agreement and plan of merger involving the Company and Community Bank System, and references made to our firm and such opinion in the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

/s/ Piper Jaffray & Co.

Boston, Massachusetts
January 24, 2017